
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-261129
September 2022
Laser Photonics Corporation
LASER
PHOTONICS

Forward-Looking Statements

Free Writing Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. A copy of the preliminary prospectus can be found for free by visiting EDGAR on the SEC website at https://www.sec.gov/ix?doc=/Archives/edgar/data/1807887/000165495422012026/laser_s1a.htm. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alexander Capital LP at 212-687-5650 or info@alexandercapitallp.com.

Forward-Looking Statements

This presentation should be read in conjunction with the section captioned “Risk Factors” in the Company’s prospectus referenced above. This presentation contains forward-looking statements or information regarding future events and the future results of Laser Photonics Corporation. (the "Company") based on current expectations, estimates, forecasts, and projections about the markets in which the Company operates and current beliefs and assumptions of the Company’s management. Forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," “estimates,” “anticipates,” "expects," "may," “will,” or similar words, or in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts such as express predictions of future events and trends. The assumptions and estimates underlying these forward-looking statements are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in those statements. In sum, forward-looking statements should not be relied upon as necessarily being indicative of future results, and the inclusion of these statements should not be regarded as a representation that the results reflected therein will be achieved.

Transaction Summary

Issuer	Laser Photonics Corporation.
Exchange	Nasdaq Capital Market
Ticker	LASE
Offering Type	Initial Public Offering
Security	Common Stock
Expected Offering Size	3,000,000
Expected Offering Amount	$15,000,000
Over-Allotment Option	15% (100% Primary)
Price	$5.00
Settlement	T+2
Sole Underwriter	Alexander Capital, L.P.
Anticipated Pricing	Week of September 19th
Use of Proceeds	General corporate purposes, including working capital, operating expenses and capital expenditures. A portion of the net proceeds may be used to acquire complementary businesses, products, services, or technologies.

The Company

Laser Photonics is a vertically integrated manufacturer of photonics-based products and solutions with diverse industrial applications.

In addition to its existing line of lasers, the company is developing a new generation of laser blasting technologies focused on disrupting the sandblasting and abrasives blasting markets.



CLEANTECH
LaserBlasting™ technology
"Right Place, Right Time, and Right Technology"
Robust product offering of laser blasting products
High-profit margin products
40 years of experience
Potential to Grow
Recognized, approved, and trusted
Constantly growing markets
>2000 Customers

The Products



Built on a reputation of Reliability

Laser Photonics has been recognized as an industry leader of industrial grade laser equipment and offers the largest product line of standard and specialized laser-based systems.

VIDEO DEMONSTRATIONS – Link Below

Link: Application Testing & Research Lab – Laser Photonics

Laser Blaster™ Portfolio

(Class 4 Laser Systems)

Laser Photonics designed the EZ-RIDER to be a heavy-duty industrial grade laser cleaning and surface treatment system for large


CLEANTECH
EZ-RIDER

The CleanTech™ line delivers exceptional power, precision and control.



The CleanTech™ JobSite™ 2000-CTH is the world's most powerful Handheld Laser Blasting system on the market.


CLEANTECH
2000



The CleanTech Robot is the first commercially available, easily programmable, artificial intelligence (AI) capable, laser cleaning system made in the U.S.



Laser Blaster™ Portfolio

(Class 1 Product Laser Systems)



Our line of industrial Class 1 product laser systems are designed for safety, reliability and high throughput, with fully compliant Blasting Cabinets. They can be configured with full automation for high-volume production environments.






LASER PHOTONICS
TiTAN 48

21 CFR 1040.10 Compliance

These are Class 1 products laser systems as designated by the FDA Center for Devices and Radiological Health (CDRH). Each system is engineered to meet or exceed the requirements for stand-alone laser systems as defined by 21 CFR 1040.10 under the Radiation Control for Health and Safety Act of 1968.


The U.S. Navy: $3 Billion Annualized Rust Problem

Current Standard of Care



Table Salt
Lemon juice
WD-40
SPECIALIST
RUST
REMOVER
SOAK


Sandblasting
• Creates hazardous work environments
• Pressure from government and labor unions
• Huge push to replace existing model
VS
CLEANTECH
• Safer environment
• EPA & OSHA Friendly
• Less Energy


Photo by Grant Durr on Unsplash
Laser Blasting™ Techniques in Industrial Applications
Pre-Welding Metal Cleaning
Efficient pre-welding treatment or material preparation, which may include rust removal, e-coating contamination, or treatment of other selective layers.
Post-Welding Cleaning in Preparation for Coating
Easy removal of the rough and charred post-welding area to securely adhere paint or coating to the welded material in preparation for coatings.
Assembled Component Maintenance Cleanups and Reconditioning
Smoothing of surfaces and removal of scaling from engines, generators, anchoring chains, winches, gear shifting components, throttle components, fuel pumps, and water separators, without disassembly
Selective Depainting
Selective cleaning on access points, service latches, and more.
Maintenance Interior and Exterior
Maintenance repairs for engines, critical components, door hinges, door locks, and latches. Removal of saltwater stains and more to prevent corrosion, maintain functionality, avoid premature failures, and prevent further deterioration and damage.
Parts Identification Engraving for Maintenance or Inventory Management
Marking and engraving of individual parts without human evaluation of conditions.
Non-Erasable Service and Quality Marks
Can be used for weld quality control, repair work, and more on newly welded piping, high-pressure fuel pipes, balance tanks, pressurized compartments, water pipes, and high-pressure vapor pipes.

Domestic Market Opportunity



A Unique Market Opportunity in North America
Regulatory Pressure
FDA
EPA
OSHA
Government Compliance
Capital Markets
Necessary Funding
Deployment through World Class recognized Brand with large install base
Workers' Health Concerns
Labor Market Pressure
$22B
Pentagon Annual Corrosion Control
$14B
Oil & Gas
$1B
Media Blasting Equipment
$9B
Media Blasting Supply
Cumulative
$46 Billion Market
LASER PHOTONICS

Established Blue Chip Customer Base

Laser Photonics enjoys an existing install base which features a diversified portfolio of Fortune 500 companies, global industries and government agencies.

Ford | GE | 3M | CATERPILLAR | Johnson & Johnson | Honeywell | nova biomedical | NASA | GM | Harley-Davidson Motor Cycles

smith&nephew | NAVSEA | DELL | DUPONT | CORNING | DELPHI | U.S. Air Force | SONY | hp | Lilly

DELL | MITSUBISHI | metaldyne | TOSHIBA | MOTOROLA | SCHOTT | FUJITSU | UTC Aerospace Systems | Nova Medical | bright house

SIEMENS | smiths aerospace | TRW Automotive | BFGoodrich Aerospace | CHAMPION | BOSCH | PerkinElmer | SHARP | NIKE | TRULY

Sensata | gables | NNSY | Cummins | PALL | PPG Industries | Tobyhanna Army Depot | Heraeus | Seagate | Meritage Homes

SNC Sierra Nevada Corporation | sortimat | Ashton Woods | Ed Brown Products | Tampa Bay Rays | abio | ARUBA | CORNWELL QUALITY TOOLS | LH Industries

Dane Systems, LLC | Elkhart Plastics Inc | NTN-BOWER | EATON | snaptron inc. | EMERSON | Prism Solar Technologies | SAIC

Progress Energy | EASTMAN | KOHLER | COOPER Power Systems | KB HOME | evergreensolar Think Beyond. | MAHLE | GENTEX CORPORATION

Positioned for Rapid Growth



Summary Financials
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$2,154,777
$1,204,995
$4,190,709
$2,648,051
$4,865,918
$2,883,362
FYE 2020
FYE 2021
TTM
Net Sales
Gross Margin

Positioned for Rapid Growth (continued)


First Half Summary Financials 2020 – 2022
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$737,776
$1,890,517
$2,565,726
1H 2020
1H 2021
1H 2022
Net Sales

Intellectual Property Portfolio

We have an exclusive license agreement with ICT Investments, LLC. Under the terms of the exclusive license agreement, we have a perpetual, worldwide, exclusive license to sell Laser Photonics™ branded equipment for laser cleaning and rust removal. Additionally, we leverage our diversified portfolio of know-how, trademarks, trade secrets and third-party confidentiality agreements, to monetize and safeguard our intellectual property.

Many elements of our laser system manufacturing process, including our unique materials sourcing, involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including technical processes, equipment designs, algorithms, and procedures.

Company Operating History



December 2019
Laser Photonics Corporation (LP) incorporates in Wyoming
*The company changed their domicile to Delaware on March 5, 2021.
January – March 2020
LP publishes audited financials and files Form 10 to become a fully reporting company with the SEC.
July 2020
LP achieves MRL 10 and delivers "green" laser corrosion control and decontamination solutions at scale with the CleanTech™ 100W Laser Blaster™
CLEANTECH
September – November 2020
LP delivers the world's first and most powerful 200W CleanTech™ handheld Laser Blaster™
December 2020
LP delivers the world's first and most powerful 2KW CleanTech™ handheld Laser Blaster™
January 2021
LP Introduces Class 1 product, CleanTech™ Laser Blaster Cabinet
May 2022
LP launches CleanTech™ 3000-CTH Laser Cleaning Machine and debuts at MRO Americas 2022 Show

Management

Wayne Tupuola
Chief Executive Officer

Wayne Tupuola joined Laser Photonics in November 2019. From January 2014 to May 2015, Mr. Tupuola acted as an Industrial Consultant for Florida high tech companies. He brought experience based on 15 successful years of C-level management capacity in manufacturing operations, and more than 24 years hands-on experience in the semiconductor, aerospace, food & beverage and commercial industries, including: Sumitomo Corp, the world's second-largest wafer manufacturer in the semiconductor sector; ON Semiconductor Corp, one of the world's largest semiconductor component companies; and Thermo-Electron, one of the world's leading analytical instruments, lab equipment, and industrial equipment manufacturers. From September 2015 to December 2015, Mr. Tupuola was a Director and Vice President of Operations to an affiliate of Laser Photonics and one of ICT Investment's portfolio companies, Fonon Corporation. He is currently in charge of all manufacturing and day to day business operations of Laser Photonics. Mr. Tupuola is a graduate of the University of Phoenix.

Tim Schick, CFA
Vice President of Finance

Tim Schick, CFA joined Laser Photonics in July 2022. From August 2019 to July 2022, Mr. Schick served as the Head of Finance at Jupiter Marine International in Bradenton, Florida, where he oversaw that company's accounting and accounts payable staff, as well as managed financial planning and analysis. In addition, he was responsible for new model year cost and pricing, production scheduling, fixed asset accounting, work-in-process measurement and tracking, liability insurance administration, plant security, waste management planning and HAZMAT compliance. From June 2016 to August 2019 Mr. Schick was Director of Financial Planning & Analysis at Everglades Boats in Edgewater, Florida, where he installed and managed all new financial processes, including comprehensive planning, financial statement construction, budgeting, forecasting, reporting, analysis, key metric and performance dashboard design and development, work-in-process reporting, and work order scheduling. From September 2013 to June 2016 Mr. Schick was Manager of Financial Planning & Analysis at Uni-Select/Auto Plus in Atlanta, Georgia performing similar functions as with Everglades Boats. Mr. Schick earned a Bachelor of Science in Aerospace Engineering from the United States Naval Academy, a Master of Science in Aeronautics & Astronautics from Massachusetts Institute of Technology and an MBA from the University of North Florida.

Management (continued)

Arnold Bykov
Chief Design Engineer

Arnold Bykov joined Laser Photonics in November 2019. For the last 25 years, Mr. Bykov has been working in the photonics industry, primarily with ICT Investments and affiliated companies, including being appointed Director and Chief Design Engineer of Fonon Corporation from September 2015 to December 2015, where he developed laser systems for material processing and worked as a design and project engineer supervising design teams. Mr. Bykov is currently responsible for the industrial design and technological process of our laser cleaning technology. He has devoted 20 years of his engineering career in the development of industrial equipment for high-tech industries. The majority of those developments were prepared for laser cutting technology related products through his work with a team of other ICT engineers during the last 15 years and directly for ICT Investments for the past five years. Mr. Bykov received a number of state awards and certificates of invention for the development of laser cutting technology. He graduated from Minsk Polytechnic University in 1966.

Igor Vodopiyanov
Vice President of R&D

Igor Vodopiyanov, PhD, is the Senior Research & Development (R&D) Engineer at Laser Photonics. Dr. Vodopiyanov served as a Research Scientist at Florida Institute of Technology before joining the Laser Photonics R&D team in 2017 as a Subject Matter Expert in the tuning and calibration of laser systems for material processing. Dr. Vodopiyanov conducted research in Particle Physics within CMS (Compact Muon Solenoid) Collaboration at the CERN Large Hadron Collider in Switzerland and managed the Hadron Calorimeter Calibration and Condition Group of the CMS Collaboration, which included the calibration and alignment of Forward Tracking Chambers of CERN's L3 detector. Dr. Vodopiyanov also carried out research in Particle Physics within L3 Collaboration at the CERN Electron-Positron Collider at Petersburg Nuclear Physics Institute. He earned a Master of Science degree from the M. I. Kalinin Leningrad Polytechnic Institute in Saint Petersburg, Russia, and a PhD in Physics and Mathematics from the V.G. Khlopin Radium Institute in Saint Petersburg, Russia. Dr. Vodopiyanov has over 250 publications to his credit, and he is a Professional Member of the Sigma Pi Sigma honor society within the American Institute of Physics.

Key Investment Considerations

- ✓ Disruptive laser blasting technologies
- ✓ Large portfolio of standard and specialized laser-based systems
- ✓ Global diversified customer base, e.g., Fortune 1000, Fortune 500, U.S. Government Agencies, U.S. Military, etc.
- ✓ Shifting regulatory landscape and pressure to replace hazardous Abrasive Blasting techniques
- ✓ Large addressable market
- ✓ Significant revenue growth


LASER
PHOTONICS

Alexander Capital, L.P.
Christopher Carlin
Head of Capital Markets
ccarlin@alexandercapitallp.com

(646) 787-8890